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                                                                   EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

COMPANY PRESS RELEASE

       BURNHAM PACIFIC RETAINS ADVISOR AND ADOPTS SHAREHOLDER RIGHTS PLAN

(SAN DIEGO, CA, JUNE 21, 1999) -- Burnham Pacific Properties, Inc. (NYSE:BPP) announced today that it has retained Goldman, Sachs & Co. to assist the Company in reviewing the acquisition proposal from Schottenstein Stores Corporation and affiliates. In addition to retaining Goldman, Sachs & Co., on June 19, 1999, the Company's Board of Directors adopted a Shareholder Rights Plan. The Plan is designed to enhance the Board's ability to protect the interests of its shareholders and provide the Board with sufficient time to consider the proposal.

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. Initially, these rights will not be exercisable and will trade with the shares of Burnham Pacific's common stock. Under the Shareholder Rights Plan, the rights generally become exercisable if a person becomes an "acquiring person" by acquiring 10% or more of the common stock of Burnham Pacific or if a person commences a tender offer that could result in that person owning 10% or more of the common stock of Burnham Pacific. In the event that a person becomes an "acquiring person" each holder of a right (other than the acquiring person) would be entitled to purchase such number of shares of preferred stock, which are equivalent to Burnham Pacific common stock having a value of twice the exercise price of the right. The record date for the dividend distribution of the rights will be as of the close of business on July 1, 1999. Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter which will be mailed to shareholders shortly.

Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be obtained by calling 800.462.5181, or visiting the Company's web site at WWW.BURNHAMPACIFIC.COM.

This news release contains forward-looking statements regarding future events or financial performance of the Company. These statements are only predictions and actual events or results may differ materially. Investors should refer to the documents the Company files from time to time with the Securities and Exchange Commission, specifically the cautionary statement identifying certain factors that could affect future results included in the "Risk Factors" section of the Company's most recently filed Registration Statement and in the "Forward Looking Statements & Certain Risk Factors" section of the Company's most recently filed Form 10-K.



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